Exhibit 4.2
                            DATA GENERAL CORPORATION
                             STOCK COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS




         (a) Purpose. The purpose of this Plan is to permit eligible members of the Board to defer receipt of specified portions of their cash compensation and to have such deferred compensation accumulate as if it were invested in Common Stock of the Company.

         (b) Definitions.

             (1) "Account" means the bookkeeping account maintained by the Company to reflect a Participant's interest in the Plan.

             (2) "Beneficiary" means the person or persons designated in accordance with the provisions of the Plan to receive the unpaid balance of a Participant's Account upon the Participant's death.

             (3)  "Board"  means  the Board of  Directors  of the  Company.

             (4) "Common Stock" means the Common Stock of the Company, $.01 par value. The Common Stock which may be issued under the Plan shall not exceed 100,000 shares.

             (5) "Company" means Data General  Corporation.

             (6) "Compensation" means the cash compensation payable by the Company to a Participant for services rendered as a director, including, without limitation, retainer fees and fees for attendance at Board and Committee meetings.

             (7) "Participant" means an individual for whom an Account is maintained under the Plan.

             (8) "Plan" means the Data General Corporation Stock Compensation Plan for Non-Employee Directors.

             (9) "Unit" means the  equivalent of one share of Common Stock.

         (c) Administration. The Plan will be administered by the Board. Subject to the provisions of the Plan, the Board, acting in its sole and absolute discretion, will have full power and authority to interpret, construe and apply the provisions of the Plan and to take such actions

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as may be necessary  and  desirable in order to carry out the  provisions of the
Plan. A member of the Board who is also a Participant may not act or vote on any matter before the Board which relates specifically to the payment of amounts credited to the Participant's Account. The Board will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Board and any employee of the Company and its affiliates to whom any duty or power relating to administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board) damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

         (d) Participation. Plan participation is voluntary and is limited to members of the Board who are not employees of the Company.

         (e) Deferral Elections. Each Participant may elect in writing to defer either 100% or 50% of the Participant's Compensation. An individual's Compensation deferral election must be received by the Company before the beginning of the fiscal year in which Compensation is earned and, once made, the election is irrevocable for that fiscal year. With respect to the 1997 fiscal year, an individual's Compensation deferral election must be received by the Company before December 1, 1996 and, once made, the election will be irrevocable for the remainder of the 1997 fiscal year.

         (f) Participant Accounts. The Company will establish a bookkeeping account to reflect the interest of each Participant in the Plan. A Participant's Account will be credited with Units as of the date that Compensation so deferred under the Plan would otherwise be payable. The number of Units so credited will be equal to x divided by y where x is the dollar amount of the Compensation which is deferred, and y is the closing price of a share of Common Stock on the New York Stock Exchange on the trading day that the deferred Compensation would otherwise have been payable. The Company will provide each Participant with periodic statements of the Participant's Account.

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         (g) Payment of Account;  Form of Payment. The amount of a Participant's
Account will be payable by the Company to the Participant (or as provided in Section 8) on or as soon as practicable after the date of the termination of the Participant's service as a member of the Board. Payment of a Participant's Account will be made in the form of shares of Common Stock equal in number to the number of Units credited to the Account. The Board may direct that fractional Units be paid in cash rather than in fractional shares of Common Stock. The right of any Participant or Beneficiary to receive payment of the Participant's Accounts under the Plan is the same as the right of an unsecured creditor of the Company.

         (h) Death. In the event of the death of a Participant, the balance, if any, of the Participant's Account shall be payable to the Participant's
Beneficiary. A Participant may designate a Beneficiary by written notice filed with the Treasurer of the Company and may change the Beneficiary designation at any time by designating a new Beneficiary in the same manner, and no notice need be given to any prior Beneficiary. If no designated Beneficiary shall survive a deceased Participant or if no Beneficiary has been designated, then payment of the balance of the deceased Participant's Account will be made to the deceased Participant's spouse or if none, to the deceased Participant's estate. Any payments made on account of a Participant's death shall be paid in shares of Common Stock.

         (i) Adjustments Upon Changes in Capitalization. The number of Units credited to a Participant's Account will be adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend. The amount of any cash dividends credited to a Participant's Account will be converted to Units in a manner consistent with the conversion of deferred Compensation to Units.

         (j) Reorganization or Sale of the Company. In the event of an Exchange Transaction (as defined below), any outstanding deferral period shall end and each Participant will be entitled to receive payment of his or her Account balance in shares of Common Stock immediately prior to the consummation of the Exchange Transaction. Each Participant will be given the opportunity to participate in the Exchange Transaction with respect to the Common Stock distributable to the
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Participant  pursuant to the preceding  sentence.  For purposes hereof, the term
"Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

         (k) Legal Requirements. The Company's obligation to issue and deliver stock under the Plan is at all times subject to all approvals of, or filings with, any governmental authorities required in connection with the authorization, issuance or delivery of such stock.

         (l) No Assignment. A Participant or Beneficiary may not transfer or assign the right to receive payment under the Plan, and any attempted transfer or assignment will be void.

         (m) No Additional Rights. Nothing in the Plan will be deemed to confer upon any person the right to receive compensation or the right to continued service with the Company and its affiliates as a member of the Board or otherwise.

         (n) Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that no such action may adversely affect the amounts theretofore credited to a Participant's Account. If the Plan is terminated, no further deferral elections will be permitted.

         (o) Governing Law. The Plan and any deferral election made under the Plan shall be governed by the laws of the State of Delaware.

         (p) Finality of Decisions. Any decisions or determinations made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons.
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